Exhibit 99.1

NEWS RELEASE
NEWS RELEASE
NEWS RELEASE

Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, IL 60069

Contact:

Media Relations:	Investor Relations:

Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS ELECTS KELLOGG PRESIDENT & COO

DAVID MACKAY TO BOARD OF DIRECTORS

Lincolnshire, IL, January 13, 2006 – Fortune Brands, Inc. (NYSE: FO), a leading consumer brands company, today announced that A.D. David Mackay has been elected to its Board of Directors.

Mr. Mackay, 50, is president and chief operating officer of Kellogg Company, the world’s leading producer of cereal and a leading producer of convenience foods. Mr. Mackay also serves on the Kellogg Company Board of Directors, and prior to assuming his current position, he led the company’s US, UK and Australia operations. In addition to his 15 years at Kellogg Company, Mr. Mackay has served as managing director of Sara Lee Australia.

“We are delighted to add to our Board a respected business leader with such tremendous experience in the global consumer packaged goods arena,” said Norm Wesley, chairman and chief executive officer of Fortune Brands. “We believe David’s insights and experience will serve our shareholders well, and on behalf of his fellow directors, I’m pleased to welcome him to the Board of Fortune Brands.”

The election is effective today and increases the size of the Board to eleven members.

Mr. Mackay is a resident of Portage, Michigan and holds a bachelor of business degree from Charles Stuart University in Australia.

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About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $7 billion. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, and golf equipment. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Schrock cabinets, Therma-Tru door systems, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Jim Beam Brands Worldwide, Inc. is the company’s spirits and wine business. Major spirits and wine brands include Jim Beam

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www.fortunebrands.com

Fortune Brands Elects Kellogg President & COO David Mackay to Board of Directors, Page 2

and Maker’s Mark bourbons, Sauza tequila, Canadian Club whisky, Courvoisier cognac, DeKuyper cordials, Starbucks™ Coffee Liqueur, Laphroaig single malt Scotch and Clos du Bois and Geyser Peak wines. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

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